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                                                                   Exhibit 4.1

                              CONSULTING AGREEMENT

         This CONSULTING AGREEMENT (the "Agreement") is made as of January 1, 1999 by and between USA Talks.com, Inc., a Nevada corporation (the "Company") and Roger Remillard, (herein called the "Consultant").

                                   WITNESSETH:

         For and in consideration of the mutual promises and covenants herein contained, the parties hereto mutually agree as follows:

SECTION 1. DEFINITIONS. For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

"CONFIDENTIAL INFORMATION"-- any and all:

         (a) trade secrets concerning the business and affairs of the Company, including, but not limited to, information related to speech recognition technology, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information, and all mask works), and any other information, however documented.

         (b) information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented; and

         (c) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing.

"INVENTION"-- any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a semiconductor product (whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by Consultant, either solely or in conjunction with others, during the term of the Agreement, or

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a period that includes a portion of the term of the Agreement, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Company, and any such item created by Consultant, either solely or in conjunction with others, following termination of this Agreement, that is based upon or uses Confidential Information.

SECTION 2. CONSULTING AGREEMENT. The Company hereby retains the Consultant for the term and upon the terms and conditions hereinafter set forth to perform technical consulting services for the Company, and the Consultant hereby agrees to perform such consulting services as required such as, but not limited to:

                  1. Research to develop technology for Internet "Points of Presence" ("POP's") for deployment into residential and other markets; and

                  2. Long-range strategic planning and research regarding the addition of other services and products including:

                            Mobile server to provide value-added services and products such as:
                              Long-distance calls over the Company's VIOP network Global radio reception via Internet Teleconferencing via residential POP Text-to-speech e-mail retrieval

SECTION 3. TERM. The term of this Agreement shall continue for a minimum of one year until December 31, 1999 and thereafter until either party hereto terminates this Agreement by providing the other party with thirty (30) days' written notice of its intent to terminate the Agreement. The provisions of
Section 5 of this Agreement shall survive the termination of this Agreement.

SECTION 4. INDEPENDENT CONTRACTOR STATUS. The parties expressly intend that Consultant shall perform its duties hereunder as an independent contractor of the Company and not as an employee. As an independent contractor, the Company shall not be responsible for tax, employee benefit and other liabilities relating to Consultant.

SECTION 5. CONFIDENTIAL INFORMATION; INVENTIONS. (a) the Consultant acknowledges that (i) during the term of the Agreement, the Consultant will be afforded access to Confidential Information; (ii) public disclosure of such Confidential Information could have an adverse effect on the Company and its business; (iii) because the Consultant possesses substantial technical expertise and skill with respect to the Company's business, the Company desires to obtain exclusive ownership of each Invention, and the Company will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Invention; and (iv) the provisions of this Section 5 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Company with exclusive ownership of all Inventions.

         (b) All Confidential Information which the Consultant creates or otherwise develop or which comes into its possession during the term of the Agreement shall be and remain the exclusive property of the Company.


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         (c) Unless authorized in writing by the Company, the Consultant will maintain all Confidential Information in confidence and, except as necessary in conjunction with its work for the Company, will not copy or make notes of, divulge to anyone outside the Company or use any of the Confidential Information for its own or another's benefit, either during or after the term of the Agreement. The Consultant agrees that it will promptly disclose to the Company all Confidential Information developed during the term of the Agreement.

         (d) Upon request of the Company and, in any event, upon termination of this Agreement, any Confidential Information in the possession or under the control of the Consultant will be promptly surrendered and delivered to the Company.

         (e) The Consultant agrees that any and all Inventions created, developed or discovered by or for the Company, or acquired by the Company from others, and that comes into the Consultant's knowledge or possession during and in the course of the term of this Agreement, shall be held in trust for the sole right and benefit of the Company and that the Consultant shall not have any rights and shall not acquire any rights therein unless and until the Company shall expressly and in writing waive the rights that it has therein and thereto under the provisions of this sentence. The Consultant further agrees (a) that any and all Inventions, created, written, developed, furnished or produced by the Consultant during the term of the Agreement shall be the exclusive property of the Company, and that the Consultant shall not have any right, title or interest of any kind therein or thereto or in and to any results or proceeds therefrom, and (b) that at any time, during the term of this Agreement, the Consultant will (1) upon the request and at the expense of the Company, (i) obtain patents or copyrights on, or (ii) permit the Company to patent or copyright, any such material, whichever is appropriate, and/or (2) at the request of the Company, execute any and all assignments, instruments of transfer, or other documents, that the Company deems necessary or appropriate to transfer to the Company all rights in or to such materials or to evidence the Company's ownership of such rights or any of them. The Consultant shall not, without limitation as to time or place, use any Invention except on Company business during the term of the Agreement or disclose same to any other person, firm or corporation, except for disclosure on Company business.

SECTION 6. SOLICITATION. During the term of this Agreement, the Consultant shall not directly or indirectly solicit any employee, consultant and/or vendor of the Company( including, but not limited to, any software or other supplier with whom the Company has a contractual relationship which is material to its business) for participation in any other business that competes with the Company.

SECTION 7. COMPENSATION AND EXPENSE REIMBURSEMENT. (a) As compensation for services rendered, Consultant shall receive the sum of $937,500 to be paid by the Company for the period ending December 31, 1999. At the election of the Consultant, part or all of the compensation may be due and payable in advance, and may be paid in equivalent value of the Company's Common Stock, provided that such Stock shall be free from all restrictions as to transferability and marketability.

                  (b) Upon submission by Consultant of proper receipts and itemized accounts, the Company shall forthwith (following itemized request by Consultant) reimburse Consultant for all reasonable expenses properly incurred by it in connection with the performance of its duties hereunder.


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SECTION 8.  MISCELLANEOUS PROVISIONS.

         (a) The Consultant acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of this Agreement would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Company will be obligated to post bond or other security in seeking such relief.

         (b) This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred.

         (c) All notices and other communications required or permitted hereunder shall be in writing and may be personally delivered, deposited in the United States mail (first class postage prepaid, return receipt requested), transmitted by facsimile with a copy by United States mail (first class postage prepaid), or sent by a private messenger or overnight courier which issues delivery receipts, addressed to the party for whom they are intended at the following addresses:

Address for the Company:            USA Talks.com, Inc.
                                    4350 Executive Drive, Suite 220
                                    San Diego, CA 92121

Address for the Consultant:         Roger Remillard .
                                    250 Warwick Lane
                                    Crystal Lake, IL 60014

Such notices and other communications shall be deemed effective upon receipt, and in any event be deemed received five days after deposit in the U.S. mail, one business day after the business day of transmission by facsimile, or one business day after the business day of deposit with an overnight courier, as the case may be.

         (d) This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

         (e) This Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles.

         (f) If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.


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         (g) This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

                                         COMPANY:

                                         USA Talks.com, Inc.




                                         By: /s/ Allen J. Portnoy
                                            --------------------------
                                         Name: Allen J. Portnoy,
                                               Chief Executive Office


                                         CONSULTANT:



                                           /s/ Roger Remillard
                                          ----------------------------
                                          Roger Remillard.